EXHIBIT 1.4

Fomento Económico Mexicano, S.A.B. de C.V.,

as Issuer

and

The Bank of New York Mellon,

as Trustee, Security Registrar, Paying Agent and Transfer Agent

and

The Bank of New York Mellon SA/NV, Dublin Branch,

as Irish Paying Agent

FIRST SUPPLEMENTAL INDENTURE

Dated as of May 10, 2013

U.S.$300,000,000

2.875% Senior Notes due 2023

and

U.S.$700,000,000

4.375% Senior Notes due 2043

1

	TABLE OF CONTENTS

		Page

	ARTICLE ONE

	DEFINITIONS

Section 101.	Provisions of the Base Indenture	3
Section 102.	Definitions	3

	ARTICLE TWO

	GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201.	Designation, Principal Amount and Interest Rate	4
Section 202.	Denominations	5
Section 203.	Forms; Terms and Conditions in Forms	5
Section 204.	Form of Trustee’s Certificate of Authentication	14
Section 205.	Reserved	14
Section 206.	Maintenance of Office or Agency	14
Section 207.	Listing	15

	ARTICLE THREE

	REDEMPTION OF THE NOTES

Section 301.	Optional Redemption by the Company	15

	ARTICLE FOUR

	DEFEASANCE

Section 401.	Legal and Covenant Defeasance	15

	ARTICLE FIVE

	MISCELLANEOUS PROVISIONS

Section 501.	Consent to Service; Jurisdiction	15
Section 502.	Governing Law; Waiver of Jury Trial	16
Section 503.	Currency Indemnity	16
Section 504.	Separability of Invalid Provisions	16
Section 505.	Execution in Counterparts	16
Section 506.	Certain Matters	16

FIRST SUPPLEMENTAL INDENTURE, dated as of May 10, 2013 (this “First Supplemental Indenture”), among Fomento Económico Mexicano, S.A.B. de C.V., a sociedad anónima bursátil de capital variable organized and existing under the laws of the United Mexican States (“Mexico”) (herein called the “Company”), having its principal office at General Anaya No. 601 Pte., Colonia Bella Vista, Monterrey, Nuevo León 64410, Mexico, The Bank of New York Mellon, a corporation duly organized and existing under the laws of the State of New York authorized to conduct a banking business, as Trustee (herein called the “Trustee”), Security Registrar, Paying Agent and Transfer Agent, and The Bank of New York Mellon SA/NV, Dublin Branch, as Irish Paying Agent (herein called the “Irish Paying Agent”), to the Indenture, dated as of April 8, 2013, between the Company and the Trustee (herein called the “Base Indenture”).

W I T N E S S E T H:

WHEREAS, Section 301 of the Base Indenture provides for the issuance from time to time thereunder, in series, of debt Securities of the Company, and Section 901 of the Base Indenture provides for the establishment of the form or terms of Securities issued thereunder through one or more supplemental indentures;

WHEREAS, the Company desires by this First Supplemental Indenture to create a series of Securities to be issued under the Base Indenture, as supplemented by this First Supplemental Indenture, and to be known as the Company’s “ 2.875% Senior Notes due 2023” (the “2023 Notes”), which are to be initially limited in aggregate principal amount as specified in this First Supplemental Indenture and the terms and provisions of which are to be as specified in this First Supplemental Indenture;

WHEREAS, the Company desires by this First Supplemental Indenture to create a series of Securities to be issued under the Base Indenture, as supplemented by this First Supplemental Indenture, and to be known as the Company’s “ 4.375% Senior Notes due 2043” (the “2043 Notes” and together with the “2023 Notes,” the “Notes”), which are to be initially limited in aggregate principal amount as specified in this First Supplemental Indenture and the terms and provisions of which are to be as specified in this First Supplemental Indenture;

WHEREAS, the Company has duly authorized the execution and delivery of this First Supplemental Indenture to establish the 2023 Notes and the 2043 Notes each as series of Securities under the Base Indenture and to provide for, among other things, the issuance and form of each series Notes and the terms, provisions and conditions thereof, and additional covenants for purposes of each series of the Notes and the Holders thereof; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, for and in consideration of the premises and the purchase and acceptance of the Notes by the Holders thereof and for the purpose of setting forth, as provided in the Base Indenture, the form of the Notes and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee and the Irish Paying Agent as follows:

ARTICLE ONE

DEFINITIONS

Section 101.	Provisions of the Base Indenture.

Except insofar as herein otherwise expressly provided, all the definitions, provisions, terms and conditions of the Base Indenture shall remain in full force and effect. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture and this First Supplemental Indenture shall be read, taken and considered as one and the same instrument for all purposes and every Holder of Notes authenticated and delivered under this First Supplemental Indenture shall be bound hereby. This First Supplemental Indenture shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Securities or modify, amend or otherwise affect in any manner the terms and conditions of the Securities of any other series. Notwithstanding any other provision of this Section 101 or the Base Indenture or this First Supplemental Indenture to the contrary, to the extent any provisions of this First Supplemental Indenture or any Note issued hereunder shall conflict with any provision of the Base Indenture, the provisions of this First Supplemental Indenture (including the terms and conditions of each series of Notes set forth in Section 203 hereof) shall govern, including without limitation the provisions of Section 601 of this First Supplemental Indenture.

Section 102.	Definitions.

For all purposes of this First Supplemental Indenture and each series of the Notes, except as otherwise expressly provided or unless the subject matter or context otherwise requires:

(a) any reference to an “Article” or a “Section” refers to an Article or Section, as the case may be, of this First Supplemental Indenture;

(b) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(c) all terms used in this First Supplemental Indenture that are defined in the Base Indenture have the meanings assigned to them in the Base Indenture;

(d) the term “Securities” as defined in the Base Indenture and as used in any definition therein shall be deemed to include or refer to, as applicable, the relevant series of Notes; and

(e) the following terms have the meanings given to them in this Section 102(e):

“2023 Notes” has the meaning set forth in the Recitals.

“2043 Notes” has the meaning set forth in the Recitals.

“Notes” has the meaning set forth in the Recitals.

ARTICLE TWO

GENERAL TERMS AND CONDITIONS OF THE NOTES

Section 201.	Designation, Principal Amount and Interest Rate.

(a) (i) There is hereby authorized and established a series of Securities designated the “2.875% Senior Notes due 2023,” initially in an aggregate principal amount of U.S.$300,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Securities of such series pursuant to Sections 304, 305, 306, 906 or 1105 of the Base Indenture), which amount shall be specified in the Company Order for the authentication and delivery of the 2023 Notes pursuant to Section 303 of the Base Indenture. The principal of the 2023 Notes shall be due and payable at their Maturity.

(ii) There is hereby authorized and established a series of Securities designated the “4.375% Senior Notes due 2043,” initially in an aggregate principal amount of U.S.$700,000,000 (which amount does not include Notes authenticated and delivered upon registration of transfer of, in exchange for, or in lieu of, other Securities of such series pursuant to Sections 304, 305, 306, 906 or 1105 of the Base Indenture), which amount shall be specified in the Company Order for the authentication and delivery of the 2043 Notes pursuant to Section 303 of the Base Indenture. The principal of the 2043 Notes shall be due and payable at their Maturity.

(b) The Company may, from time to time and without the consent of the Holders of the Notes of a particular series, issue additional Securities of such series on terms and conditions identical to the Outstanding Notes of such series (except for issue date, issue price and the date from which interest shall accrue and, if applicable, first be paid), which additional Securities shall increase the aggregate principal amount of, and shall be consolidated and form a single series with the Outstanding Notes of such series.

(c) [Reserved.]

(d) (i) The Maturity of the 2023 Notes shall be May 10, 2023, and they shall bear interest at the rate of 2.875% per annum from May 10, 2013 or from the most recent 2023 Notes Interest Payment Date (as defined herein) to which interest has been paid or duly provided for, as the case may be, payable semi-annually in arrears on May 10 and November 10 (each, a “2023 Notes Interest Payment Date”), commencing on November 10, 2013 to the Holders of the 2023 Notes as of April 26 and October 27 (the “2023 Notes Regular Record Dates”), until the principal thereof is paid or made available for payment on or prior to the Maturity of the 2023 Notes; and provided, that any amount of interest on any 2023 Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by such 2023 Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

(ii) The Maturity of the 2043 Notes shall be May 10, 2043, and they shall bear interest at the rate of 4.375% per annum from May 10, 2013 or from the most recent 2043 Notes Interest Payment Date to which interest has been paid or duly provided for, as the case may be, payable semi-annually in arrears on May 10 and November 10 (each, a “2043 Notes Interest Payment Date,” and together with the 2023 Notes Interest Payment Dates, an “Interest Payment Date”), commencing on November 10, 2013 to the Holders of the 2043 Notes as of April 26 and October 27 (the “2043 Notes Regular Record Dates,” and together with the 2023 Notes Regular Record Dates, the “Regular Record Dates”), until the principal thereof is paid or made available for payment on or prior to the Maturity of the 2043 Notes; and provided, that any amount of interest on any 2043 Note which is overdue shall bear interest (to the extent that payment thereof shall be legally enforceable) at the rate per annum then borne by such 2043 Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

Section 202.	Denominations.

Each series of Notes shall be issued only in denominations of U.S.$150,000 and integral multiples of U.S.$2,000 in excess thereof.

Section 203.	Forms; Terms and Conditions in Forms.

Each series of Notes shall be issuable in the form of Global Securities registered in the name of The Depository Trust Company or its nominee as the Depositary in substantially the form set forth in this Section 203 with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by this First Supplemental Indenture, and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution thereof; provided that if any Notes are issued in certificated and not global form, such Notes shall be in substantially the form set forth in this Section 203, but shall not contain the legends relating to Global Securities or the “Schedule of Increases or Decreases in Global Note.” The terms and conditions of the Notes contained in the form of Note are hereby expressly made a part of this First Supplemental Indenture.

(a) Form of Face of Note.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY, WHICH MAY BE TREATED BY FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V. , THE TRUSTEE AND ANY AGENT THEREOF AS OWNER AND HOLDER OF THIS SECURITY FOR ALL PURPOSES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IN EXCHANGE FOR THIS CERTIFICATE OR ANY PORTION HEREOF IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON OTHER THAN DTC OR A NOMINEE THEREOF IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR REGISTERED SECURITIES IN DEFINITIVE REGISTERED FORM IN THE LIMITED CIRCUMSTANCES REFERRED TO IN THE INDENTURE THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Fomento Económico Mexicano, S.A.B. de C.V.

[—]% Senior Notes due 20[—]

No. [—]                                                                                                                                                                                            U.S.$ [—]

CUSIP Number: [—] / ISIN: [—]

Fomento Económico Mexicano, S.A.B. de C.V. , a sociedad anónima bursátil de capital variable organized and existing under the laws of Mexico (herein called the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of              Dollars as revised by the Schedule of Increases and Decreases in Global Security attached hereto on [—], 20[—] (unless earlier redeemed, in which case, on the applicable Redemption Date) and to pay interest thereon from [—], 2013 or from the most recent Interest Payment Date to which interest has been paid or duly provided for semi-annually on [—] and [—] of each year, commencing on [—], 2013, and at the Maturity thereof, at the rate of [—]% per annum, until the principal hereof is paid or made available for payment; provided that any amount of interest on this Note which is overdue shall bear interest (to the extent that payment of such interest shall be legally enforceable) at the rate per annum then borne by this Note from the date such amount is due to the day it is paid or made available for payment, and such overdue interest shall be paid as provided in Section 306 of the Base Indenture.

The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date shall, as provided in the Indenture, be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the [—] and [—] (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the Holder on the relevant Regular Record Date and may either be paid to the Person in whose name this Note (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of this Note not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which this Note may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

Interest on the Notes shall be computed on the basis of a 360-day year of twelve 30-day months.

Payment of the principal of and premium, if any, and interest on this Note will be made pursuant to the Applicable Procedures of the Depositary as permitted in the Indenture; provided, however, that if this Note is not a Global Security, payment may be made at the office or agency of the Company maintained for that purpose in New York, New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, against surrender of this Note in the case of any payment due at the Maturity of the principal thereof; provided, however, that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register.

Reference is hereby made to the further provisions of this Note set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated:

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V.

By:
Name:
Title:

By:
Name:
Title:

(b) Form of Reverse of Note.

This Note is one of a duly authorized issue of securities of the Company (herein collectively called the “Notes”), issued under an Indenture, dated as of April 8, 2013 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon, as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), Security Registrar, Paying Agent and Transfer Agent, as supplemented by the First Supplemental Indenture, dated as of [•], 2013 (herein called the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, the Trustee and The Bank of New York Mellon SA/NV, Dublin Branch, as Irish Paying Agent, and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is one of the series designated on the face hereof.

Additional Securities on terms substantially identical to those of this Note, except as to denomination and except as may otherwise be provided in or pursuant to the Board Resolution, the Officer’s Certificate, or in the indenture supplement establishing the terms of the additional Securities, may be issued by the Company without the consent of the Holders of the Notes. The amount evidenced by such additional Securities shall increase the aggregate principal amount of, and shall be consolidated and form a single series with, the Notes, in which case the Schedule of Increases and Decreases in Global Security attached hereto will be correspondingly adjusted.

In any case where any Interest Payment Date, Redemption Date or Stated Maturity of any Note shall not be a Business Day, then (notwithstanding any other provision of the Indenture or of the Notes) payment of principal and premium, if any, or interest need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the Interest Payment Date, Redemption Date or at the Stated Maturity, as the case may be; provided that no interest shall accrue for the period from and after such Interest Payment Date, Redemption Date or Stated Maturity, as the case may be.

In the event of redemption of this Note in part only, a new Note or Notes of this series and of like tenor for the unredeemed portion hereof shall be issued in the name of the Holder hereof upon the cancellation hereof.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all of the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Company shall pay to Holders of the Notes all additional interest (“Additional Interest”) that may be necessary so that every net payment of interest or principal or premium, if any, to the Holder will not be less than the amount provided for in the Notes. For purposes of the preceding sentence, “net payment” means the amount that the Company or any Paying Agent will pay the Holder after the Company deducts or withholds an amount for or on account of any present or future taxes, duties, assessments or other governmental charges imposed or levied with respect to that payment (or the payment of such Additional Interest) by the taxing authority of Mexico or any other country under whose laws the Company is organized at the time of payment, except for the United States (each, a “Taxing Jurisdiction”). Notwithstanding the foregoing, the Company shall not be obligated to pay Additional Interest to or on behalf of any Holder or beneficial owner of the Notes, or to the Trustee, for or on account of any of the following:

(i) any taxes, duties, assessments or other governmental charges imposed solely because at any time there is or was a connection between the Holder and the Taxing Jurisdiction (other than the mere receipt of a payment, the ownership or holding of a Note or the enforcement of rights with respect to a Note);

(ii) any estate, inheritance, gift, sales, transfer, personal property or other similar tax, assessment or other governmental charge imposed with respect to a Note;

(iii) any taxes, duties, assessments or other governmental charges imposed solely because the Holder or any other Person fails to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Taxing Jurisdiction of the Holder or any beneficial owner of a Note if compliance is required by law, regulation or by an applicable income tax treaty to which such Taxing Jurisdiction is a party and which is effective, as a precondition to exemption from, or reduction in the rate of, the tax, assessment or other governmental charge and the Company has given the Holders at least 30 calendar days’ written notice prior to the first payment date with respect to which such certification, identification or reporting requirement is required to the effect that Holders will be required to provide such information and identification;

(iv) any tax, duty, assessment or other governmental charge payable otherwise than by deduction or withholding from payments on a Note;

(v) any taxes, duties, assessments or other governmental charges with respect to a Note presented for payment more than 15 days after the date on which the payment became due and payable or the date on which payment thereof is duly provided for and notice thereof given to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Interest on presenting such Note for payment on any date during such 15-day period;

(vi) any payment on a Note to a Holder that is a fiduciary or partnership or a Person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Interest had the beneficiary, settlor, member or beneficial owner been the Holder of such Note;

(vii) any tax, duty, assessment or governmental charge imposed on payment to an individual and required to be made pursuant to European Council Directive 2003/48/EC on the taxation of savings income or any other directive implementing the conclusions of the ECOFIN Council meetings of November 26 and 27, 2000, December 13, 2001, and January 21, 2003, or any law or agreement implementing or complying with, or introduced in order to conform to, such a directive; and

(viii) any combination of the items in clauses (i) through (vii) above.

Notwithstanding the foregoing, the limitations on the Company’s obligation to pay Additional Interest set forth in clause (iii) above will not apply if the provision of information, documentation or other evidence described in such clause (iii) would be materially more onerous, in form, in procedure or in the substance of information disclosed, to a Holder or beneficial owner of a Note, taking into account any relevant differences between U.S. and Mexican law, regulation or administrative practice, or the laws, regulations or administrative practices of any other Taxing Jurisdiction, than comparable information or other reporting requirements imposed under United States tax law (including the United States/Mexico Income Tax Treaty), regulations (including proposed regulations) and administrative practice. In addition, the limitations on the Company’s obligations to pay Additional Interest set forth in clause (iii) above also will not apply with respect to any Mexican withholding taxes unless (a) the provision of the information, documentation or other evidence described in such clause (iii) is expressly required by the applicable Mexican regulations, (b) the Company cannot obtain the information, documentation or other evidence necessary to comply with the applicable Mexican regulations on its own through reasonable diligence and (c) the Company otherwise would meet the requirements for application of the applicable Mexican regulations. In addition, clause (iii) above shall not be construed to require that any Person that is not a resident of Mexico for tax purposes, including any non-Mexican pension fund, retirement fund or financial institution, register with the Secretaría de Hacienda y Crédito Público (the Ministry of Finance and Public Credit) or with the Servicio de Administración Tributaria (the Tax Administration Service) to establish eligibility for an exemption from, or a reduction of, Mexican withholding tax.

The Company shall remit the full amount of any taxes withheld to the applicable taxing authorities in accordance with applicable law of the Taxing Jurisdiction. The Company shall also provide the Trustee with documentation (which may consist of copies of such documentation) reasonably satisfactory to the Trustee evidencing the payment of taxes in respect of which the Company has paid any Additional Interest. The Company shall provide copies of such documentation to the Holders of the Notes or the relevant Paying Agent upon request.

The Company shall pay all stamp, issue, registration, documentary or other similar duties, if any, which may be imposed by Mexico or any governmental entity or political subdivision therein or thereof, or any taxing authority of or in any of the foregoing, with respect to the Indenture or the issuance of the Notes.

All references herein and in the Indenture to principal, premium, if any, or interest or any other amount payable in respect of any Note shall be deemed to mean and include all Additional Interest, if any, payable in respect of such principal, premium, if any, or interest or other amount payable, unless the context otherwise requires, and express mention of the payment of Additional Interest in any provision hereof shall not be construed as excluding reference to Additional Interest in those provisions hereof where such express mention is not made.

In the event that Additional Interest actually paid with respect to the Notes pursuant to the preceding paragraphs are based on rates of deduction or withholding of withholding taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the authority imposing such withholding tax, then such Holder shall, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company. However, by making such assignment, the Holder makes no representation or warranty that the Company will be entitled to receive such claim for a refund or credit and incurs no other obligation with respect thereto.

All references herein and in the Indenture to principal in respect of any Note shall be deemed to mean and include any Redemption Price payable in respect of such Note pursuant to any redemption right hereunder or under the Indenture (and all such references to the Stated Maturity of the principal in respect of any Note shall be deemed to mean and include the Redemption Date with respect to any such Redemption Price), and all such references to principal, premium, if any, interest or Additional Interest shall be deemed to mean and include any amount payable in respect of this Note pursuant to Section 1009 of the Base Indenture, and express mention of the payment of any Redemption Price or any such other amount in those provisions hereof where such express reference is not made.

The Company may, at its option, redeem the Notes upon not less than 30 nor more than 60 days’ written notice, at any time:

(i) in whole but not in part, at a Redemption Price equal to the sum of (A) 100% of the principal amount of the Notes, (B) accrued and unpaid interest on the principal amount of the Notes to the Redemption Date and (C) any Additional Interest which would otherwise be payable thereon to the Redemption Date, solely if,

(1) as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of Mexico, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective on or after May 7, 2013, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Interest in excess of those attributable to a withholding tax rate of 4.9%; or

(2) in the event that the Company or any successor of the Company, assuming the obligations of the Securities and the Indenture following a merger, consolidation or transfer, lease or conveyance of substantially all of the Company’s assets and properties, is organized under the laws of any Taxing Jurisdiction other than Mexico (the date on which the Company becomes subject to any such Taxing Jurisdiction, the “Succession Date”), and as a result of any amendment to, or change in, the laws (or any rules or regulations thereunder) of such Taxing Jurisdiction, or any political subdivision or taxing authority thereof or therein affecting taxation, any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to or change of such laws, rules or regulations becomes effective after the Succession Date, the Company would be obligated on the next succeeding Interest Payment Date, after taking such measures as the Company may consider reasonable to avoid this requirement, to pay Additional Interest in excess of those attributable to any withholding tax rate imposed by such Taxing Jurisdiction as of the Succession Date with respect to the Notes;

provided, however, that (x) no notice of redemption pursuant to this clause (i) may be given earlier than 90 days prior to the earliest date on which the Company would be obligated to pay such Additional Interest if a payment on the Notes were then due and (y) at the time such notice of redemption is given such obligation to pay such Additional Interest remains in effect; and

(ii) in whole or in part, at a Redemption Price (calculated by the Company) equal to the greater of (1) 100% of the principal amount of the Notes being redeemed and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the Redemption Date) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 30 basis points, plus, in the case of (1) and (2), accrued and unpaid interest on the principal amount of such Notes to the Redemption Date.

For purposes of clause (ii) above, the following terms shall have the specified meanings:

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations quoted to an entity selected by the Company for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations or (2) if such entity is quoted fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc. and Goldman, Sachs & Co. or their respective Affiliates which are primary United States government securities dealers; provided, however, that if any of the foregoing shall cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by an entity selected by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to such entity by such Reference Treasury Dealer at 3:30 p.m. (New York City time) on the third Business Day preceding such Redemption Date.

On and after the Redemption Date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption (unless the Company defaults in the payment of the Redemption Price and accrued interest). On or before the Business Day immediately preceding the Redemption Date, the Company will deposit with the Trustee money sufficient to pay the Redemption Price of and (unless the

Redemption Date shall be an Interest Payment Date) accrued interest to the Redemption Date on the Notes to be redeemed on such date. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem fair and appropriate or in accordance with the Applicable Procedures of the Depositary.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Notes at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Notes at the time Outstanding. The Indenture also contains provisions (i) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive compliance by the Company with certain provisions of the Indenture and (ii) permitting the Holders of a majority in principal amount of the Notes at the time Outstanding, on behalf of the Holders of all Notes, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future Holders of this Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Note.

As provided in and subject to the provisions of the Indenture, the Holder of this Note shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee, or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Notes, the Holders of a majority in principal amount of the Notes at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and offered the Trustee indemnity reasonably satisfactory to it, and the Trustee shall not have received from the Holders of a majority in principal amount of Notes at the time Outstanding a direction inconsistent with such request, and shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Note for the enforcement of any payment of principal hereof or premium, if any, or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and premium, if any, and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth (including, without limitation, the restrictions on transfer under Sections 202 and 304 of the Base Indenture), the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer at the office of any Transfer Agent, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Transfer Agent duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, shall be issued to the designated transferee or transferees.

The provisions of Article Twelve of the Base Indenture shall apply to the Notes.

The Notes are issuable only in registered form without coupons in denominations of U.S.$150,000 and integral multiples of U.S.$2,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange of this Note, but the Company or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of this Note, other than exchanges pursuant to Section 906 or Section 1105 of the Base Indenture not involving any transfer.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee, any Agent and any other agent of the Company or of the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes (subject to Section 306 of the Base Indenture), whether or not this Note is overdue, and neither the Company, the Trustee, any Agent nor any such other agent shall be affected by notice to the contrary.

This Note is a Global Security and is subject to the provisions of the Indenture relating to Global Securities, including the limitations in Sections 202 and 304 of the Base Indenture on transfers and exchanges of Global Securities.

This Note and the Indenture shall be governed by, and construed in accordance with, the laws of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

ABBREVIATIONS

The following abbreviations, when used in the inscription of the face of this Note, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common	UNIF GIFT MIN ACT—__________________ (Cust)
TEN ENT — as tenants by the entireties	Custodian _____________ under Uniform (Minor)
JT TEN — as joint tenants with right of survivorship and not as tenants in common	Gifts to Minors Act ________________ (State)

Additional abbreviations may also be used

though not in the above list.

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

The following increases or decreases in this Global Note have been made:

Date of Transfer or Exchange	Amount of decrease in Principal Amount of this Global Security	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

Section 204.	Form of Trustee’s Certificate of Authentication

The Trustee’s certificate of authentication shall be in substantially the following form:

This is one of the Notes referred to in the within mentioned Indenture.

Dated:

THE BANK OF NEW YORK MELLON, as Trustee

By:
Authorized Signatory

Section 205.	Reserved

Section 206.	Maintenance of Office or Agency

(a) With respect to any Notes that are not in the form of a Global Security, the Company shall maintain in the Borough of Manhattan, New York an office or agency, in each case, in accordance with Section 1002 of the Base Indenture.

(b) If and for so long as either series of Notes are admitted to listing on the Official List of the Irish Stock Exchange and trading on the Global Exchange Market of the Irish Stock Exchange, the Company shall maintain pursuant to Section 1002 of the Base Indenture an office or agency in Ireland in respect of such series of Notes where the principal of and premium, if any, and interest on such Notes shall be payable. The Company has initially appointed The Bank of New York Mellon SA/NV, Dublin Branch as the Paying Agent in Ireland with respect to each series of Notes. The Bank of New York Mellon SA/NV, Dublin Branch has its main offices at Hanover Building, Windmill Lane, Dublin 2, Ireland.

(c) If for any reason The Bank of New York Mellon SA/NA, Dublin Branch shall not continue as the Paying Agent in Ireland with respect to either series of Notes and Notes are admitted to listing on the Official List of the Irish Stock Exchange and trading on the Global Exchange Market of the Irish Stock Exchange, the Company shall appoint a substitute Paying Agent in Ireland, in accordance with the rules then in effect of the Official List of the Irish Stock Exchange and the provisions of the Indenture and the Notes. Following the appointment of a substitute Paying Agent in Ireland, the Company shall give the Trustee and the Holders of the Notes of the relevant series notice of such appointment pursuant to Sections 105 and 106 of the Base Indenture.

Section 207.	Listing

The Company shall use its reasonable best efforts to have the Notes of each series admitted to listing on the Official List of the Irish Stock Exchange and trading on the Global Exchange Market of the Irish Stock Exchange.

ARTICLE THREE

REDEMPTION OF THE NOTES

Section 301.	Optional Redemption by the Company

Each series of Notes may be redeemed at the option of the Company on the terms and conditions set forth in the form of Note as set forth as in Section 203 of this First Supplemental Indenture in accordance with Article Eleven of the Base Indenture.

ARTICLE FOUR

DEFEASANCE

Section 401.	Legal and Covenant Defeasance

The provisions of Article Twelve of the Base Indenture shall apply to each series of Notes.

ARTICLE FIVE

ADDITIONAL INTEREST

Section 501.	Additional Interest

The provisions of Section 1008 of the Base Indenture shall apply to each series of Notes.

ARTICLE SIX

MISCELLANEOUS PROVISIONS

Section 601.	Consent to Service; Jurisdiction

Each party hereto agrees that any legal suit, action or proceeding arising out of or relating to this First Supplemental Indenture, the Base Indenture or either series of Notes may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York and in the courts of its own corporate domicile, in respect of actions brought against each such party as a defendant, and each waives any objection which it may now or hereafter have to the laying of the venue of any such legal suit, action or proceeding, waives any immunity from jurisdiction or to service of process in respect of any such suit, action or proceeding, waives any right to which it may be entitled on account of place of residence or domicile, and irrevocably submits to the jurisdiction of any such court in any such suit, action or proceeding. The Company hereby designates and appoints CT Corporation System, 111 Eighth Avenue,

13th Floor, New York, New York 10011, as its authorized agent upon which process may be served in any legal suit, action or proceeding arising out of or relating to this First Supplemental Indenture, the Base Indenture or either series of Notes which may be instituted in any federal or state court in the Borough of Manhattan, The City of New York, New York, and agrees that service of process upon such agent shall be deemed in every respect effective service of process upon the Company in any such suit, action or proceeding and further designates its domicile, the domicile of CT Corporation System specified above and any domicile CT Corporation System may have in the future as its domicile to receive any notice hereunder (including service of process). If for any reason CT Corporation System (or any successor agent for this purpose) shall cease to act as agent for service of process as provided above, the Company will promptly appoint a successor agent for this purpose reasonably acceptable to the Trustee. The Company agrees to take any and all actions as may be necessary to maintain such designation and appointment of such agent in full force and effect.

Section 602.	Governing Law; Waiver of Jury Trial

(a) THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES OF EACH SERIES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(b) EACH OF THE PARTIES HERETO (EXCEPT, FOR THE AVOIDANCE OF DOUBT, THE HOLDERS OF THE NOTES) HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE BASE INDENTURE, THIS FIRST SUPPLEMENTAL INDENTURE, EITHER SERIES OF NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 603.	Separability of Invalid Provisions

In case any one or more of the provisions contained in this First Supplemental Indenture should be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions contained in this First Supplemental Indenture, and to the extent and only to the extent that any such provision is invalid, illegal or unenforceable, this First Supplemental Indenture shall be construed as if such provision had never been contained herein.

Section 604.	Execution in Counterparts

This First Supplemental Indenture may be simultaneously executed and delivered in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.

Section 605.	Certain Matters

The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture, either series of Notes or for or in respect of the recitals contained herein, all of which are made solely by the Company.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on their respective behalves, all as of the day and year first written above.

FOMENTO ECONÓMICO MEXICANO, S.A.B. DE C.V., as Issuer

By:	/s/ Carlos Eduardo Aldrete Ancira
Name: Carlos Eduardo Aldrete Ancira
Title: General Counsel / Attorney-in-fact

By:	/s/ Gerardo Estrada Attolini
Name: Gerardo Estrada Attolini
Title: Director of Corporate Finance / Attorney-in-fact

THE BANK OF NEW YORK MELLON, as Trustee, Security Registrar, Paying Agent and Transfer Agent

By:	/s/ Michelle Drinkard
Name: Michelle Drinkard
Title: Vice President

THE BANK OF NEW YORK MELLON SA/NV, DUBLIN BRANCH, as Irish Paying Agent

By:	/s/ Tracy Sheridan
Name: Tracy Sheridan
Title: Vice President